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                                                                    EXHIBIT 10.3

                          EXECUTIVE SEVERANCE AGREEMENT


        AGREEMENT made as of this 1st day of June, 2000 by and between Summit Properties Inc., a Maryland corporation with its principal place of business in Charlotte, North Carolina (the "Company"), and Randall M. Ell (the "Executive").

        1. Purpose. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment or any right to be retained in the employ of the Company. The Company and the Executive have entered into an Employment Agreement dated January 10, 1994 (as such agreement may be in effect from time to time, and including any replacement employment agreement, the "Employment Agreement") that may provide for compensation to the Executive under certain circumstances in the event that the Executive's employment is terminated. This Agreement is intended to supplement the Employment Agreement without duplicating payments, if any, in the event of the termination of the Executive's employment.

        2.     Change in Control and Combination Transactions.

        (a) A "Change in Control" shall be deemed to have occurred in any one of the following events:

               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, Summit Properties Partnership, L.P. (together with any other subsidiaries of the Company, the "Subsidiaries"), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") or (B) the then outstanding shares of stock of the Company ("Stock"), in

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        either such case other than as a result of an acquisition of securities directly from the Company; or

               (ii) persons who, as of the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

               (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 40% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

        (b) A "Combination Transaction" shall be deemed to have occurred if the Company shall consummate any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 75% or more of either (i) the combined voting power of the Company's then outstanding Voting Securities or (ii) the then

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outstanding shares of Stock.

        (c) For purposes of determining whether a Change in Control or a Combination Transaction has occurred, all outstanding options, warrants and other convertible securities that are then exchangeable or convertible into Voting Securities of the Company, including, without limitation, all partnership units of any Subsidiary that are convertible into Voting Securities of the Company at the option of the holder or the Company, shall be deemed to have been converted into the applicable number of shares of Voting Securities of the Company immediately prior to making such determination.

        3. Terminating Event. A "Terminating Event" shall mean any of the following events:

        (a) termination occurring subsequent to a Change of Control or a Combination Transaction by the Company of the employment of the Executive with the Company for any reason other than:

         (i) the death of the Executive (which shall be referred to as a "Death Termination") or total disability of the Executive (total disability meaning the inability of the Executive to perform his normal required services under this Agreement for a period of six consecutive months during the term of this Agreement by reason of the Executive's mental or physical disability, as determined by the Board in good faith in its sole discretion) (which shall be referred to as a "Disability Termination") or the retirement of the Executive;

         (ii) if the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, any Subsidiary or any affiliate of the Company, as determined by the Board in good faith in its sole discretion;

         (iii) if the Executive engaged in a fraudulent act to the material damage or prejudice of the Company, any Subsidiary or any affiliate of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company, any Subsidiary or any affiliate of the Company, all as determined by the Board in good faith in its sole discretion;

        (iv) in the event of any material act or omission by the Executive involving malfeasance or negligence in the performance of the Executive's duties to the Company to the material detriment of the Company, any Subsidiary or any affiliate of the Company, as determined by the Board in good faith in its sole discretion, which

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               has not been corrected by the Executive within thirty (30) days after written notice from the Company of any such act or omission;

        (v) failure by the Executive to comply in any material respect with the terms of the Employment Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by the Executive within thirty (30) days after written notice from the Company of such failure; or

        (vi) a material breach by the Executive of that certain Noncompetition agreement between the Executive and the Company dated March 1, 2000 (the "Noncompetition Agreement") as determined by the Board in good faith in its sole discretion.

Each of the events described in the foregoing clauses (ii) through (vi) shall be referred to individually and collectively as a "For Cause Termination." Notwithstanding any other provision of this Section 3(a), a Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control or a Combination Transaction. For purposes of clause (i) of this Section 3(a), "retirement" shall mean termination of the Executive's employment in accordance with the Company's normal retirement policy, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control or Combination Transaction, or in accordance with any retirement arrangement established with respect to the Executive with the Executive's express written consent; or

        (b) termination occurring subsequent to a Change in Control or a Combination Transaction by the Executive of the Executive's employment with the Company for Good Reason. "Good Reason" shall mean the occurrence of any of the following, provided that in either case the Board has not corrected such material reduction described below within thirty (30) days after written notice by the Executive of such material reduction: (i) there is a material reduction in the Executive's duties, rights or responsibilities under the Employment Agreement without his consent, or (ii) there is a material decrease in the aggregate value of the Executive's compensation and benefits package from the Company under the Employment Agreement without his consent, other than a reduction in the Executive's base salary that is permitted under the Employment Agreement and other than a reduction in compensation and/or benefits affecting a broad group of employees of the Company as determined by the Board in good faith in its sole discretion; (iii) there is a relocation of the Company's offices at which the Executive is principally employed immediately prior to the date of a Change in Control or Combination Transaction to a location more than fifty (50) miles from such offices, or the requirement by the Company for the Executive to be based anywhere other than the

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Company's offices at such location, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control or a Combination Transaction; or

        (c) termination occurring subsequent to a Change of Control by the Executive of the Executive's employment with the Company for any reason, unless an event that would constitute grounds for a For Cause Termination of the Executive's employment has occurred.

        4. Severance Payment. In the event that either a Terminating Event described in Section 3(a), 3(b), or 3(c) occurs within twelve (12) months after a Change in Control, or a Terminating Event described in Section 3(a) or 3(b) occurs within twelve (12) months after a Combination Transaction:

        (a) the Company shall pay to the Executive an amount equal to the difference between (i) three (3) times the Executive's salary and cash bonus paid (including amounts that were deferred by the Executive but would have been paid in the absence of such deferral) with respect to the fiscal year immediately preceding the year in which the Terminating Event occurred and (ii) any amount of severance or other cash compensation paid to the Executive pursuant to the Employment Agreement as a result of the termination of the Executive's employment. Said amount shall be paid in one lump sum payment no later than thirty-one (31) days following the Date of Termination (as such term is defined in Section 8(b)); and

        (b) the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation; and

        5.     Additional Benefits.

        (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

        (b) Subject to the provisions of Section 5(c), all determinations required to be

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made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's independent certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to
Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 5(c), shall be promptly paid by the Company to or for the benefit of the Executive.

        (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

        (i) give the Company any information reasonably requested by the Company relating to such claim,

        (ii)  take such action in connection with contesting such claim as the

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              Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

        (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

        (iv) permit the Company to participate in any proceedings relating to such claim; provided, however that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

        (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any

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refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) immediately prior to a For Cause Termination by the Company of the employment of the Executive, (b) the termination of employment of the Executive by the Company or the Executive for any reason prior to a Change in Control or a Combination Transaction, (c) the resignation of the Executive other than for Good Reason after a Combination Transaction, but prior to a Change in Control, or (d) immediately prior to the resignation of the Executive after a Change in Control if any event that would constitute grounds for a For Cause Termination of the Executive's employment has occurred.

        7. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

        8.     Notice and Date of Termination; Disputes; Etc.

        (a) Notice of Termination. After a Change in Control or Combination Transaction and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of a Death Termination) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

        (b) Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control or Combination Transaction and during the term of this Agreement, shall mean (i) if there is a Disability Termination, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period) and
(ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination. In the case of a termination by the Company other than a For Cause Termination (which may be effective immediately), the Date of Termination shall not be less than thirty (30) days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than fifteen (15) days from the date such Notice of Termination is given. Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a Terminating Event for purposes of Section 3(a) of this Agreement.

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        (c) No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 4(a) and (b) hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, but shall be subject to reduction by certain amounts received under the Employment Agreement as provided in
Section 4(a) hereof.

        (d) Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of North Carolina by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Charlotte, North Carolina. Such arbitration shall be conducted in the City of Charlotte, North Carolina in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this
Section 8(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        9. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death after a Terminating Event but prior to the completion by the Company of all payments due to him under Section 4(a) and (b) of this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

        10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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        12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board.

        13. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any severance pay plan other than cash amounts specifically set forth in the Employment Agreement or this Agreement.

        14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

        15. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of North Carolina.

        16. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

        17. Confidential Information. The Executive shall never use, publish or disclose in a manner adverse to the Company's interests, any proprietary or confidential information relating to (a) the business, operations or properties of the Company or any Subsidiary or other affiliate of the Company, or (b) any materials, processes, business practices, technology, know-how, research, programs or other information used in the business of the Company or any Subsidiary or other affiliate of the Company, provided, however, that no breach or alleged breach of this Section 17 shall entitle the Company to fail to comply fully and in a timely manner with any other provision hereof. Nothing in this Agreement shall preclude the Company from seeking money damages, or equitable relief by injunction or otherwise without the necessity of proving actual damage to the Company, for any breach by the Executive hereunder.

        18. Prior Agreements. This Agreement replaces and supercedes that certain letter agreement dated March 12, 1998 addressed to Randy Ell and signed by William B. Hamilton, a copy of which is attached hereto as Exhibit A.

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        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.


                               COMPANY:

                               SUMMIT PROPERTIES INC.

                               By:  /s/ Steven R. LeBlanc
                                    --------------------------------
                                    Name:  Steven R. LeBlanc
                                    Title: President and Chief Operating Officer

                               EXECUTIVE:


                                    /s/ Randall M. Ell
                                    --------------------------------
                                    Randall M. Ell

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